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                                                                    Exhibit 23.4

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Parallel Petroleum Corporation

We consent to the use of our report dated March 14, 2003, with respect to the balance sheet of Parallel Petroleum Corporation as of December 31, 2002, and the related statements of income (loss), stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2003 annual report on Form 10-K of Parallel Petroleum Corporation incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                                          /s/ KPMG LLP

Midland, Texas

October 12, 2004